Exhibit 99.1

F-star Therapeutics Reports First Quarter 2022 Financial Results and

Provides Corporate Update

•	Four Clinical Readouts Anticipated Throughout 2022

•	Mechanistic Data on FS118 Demonstrating Shedding Mechanism and LAG-3 Reduction Presented at the 2022 American Association for Cancer Research (AACR) Annual Meeting

•	Company To Host Conference Call Today at 9:00 a.m. EDT

CAMBRIDGE, United Kingdom and CAMBRIDGE, Mass. - May 10, 2022 (Globe Newswire) F-star Therapeutics, Inc. (NASDAQ: FSTX) (“F-star” or the “Company”), a clinical-stage biopharmaceutical company dedicated to developing next-generation immunotherapies to transform the lives of patients with cancer, today announced first quarter 2022 financial results and provided a corporate update.

“This year is one of the most important years in F-star’s history, with data readouts expected across all four of our clinical programs, expansion of our partnering activities, and continued development of our organization,” said Eliot Forster, CEO of F-star Therapeutics, Inc. “During the quarter, we increased the number of clinical sites for FS118 and FS120 by expanding beyond the US into the EU. We have also further advanced our understanding of the differentiated mechanism of FS118 in modulating LAG-3 cell surface expression. F-star continues to execute and create value for shareholders by advancing our programs and enabling our partners to develop next-generation bispecific therapeutics by leveraging the power of our discovery platform.”

First Quarter 2022 and Recent Highlights:

•	Patients dosed in FS120 and FS118 trials in Europe, adding to the ongoing clinical activities in the US.

•

Appointment of James Sandy as Chief Development Officer: Mr. Sandy brings over 35 years of experience in the pharmaceutical and biotechnology industries. James brings valuable additional expertise to the team in accelerating cancer treatment programs through early and late-stage development that will greatly benefit our clinical development strategy.

•

FS118 poster presented at the American Association for Cancer Research (AACR) 2022 Annual Meeting demonstrating a novel LAG-3 reduction and shedding mechanism: Data revealed that the tetravalent and unique structure of FS118 plays a critical role in evoking LAG-3 shedding and cell surface reduction by tumor-infiltrating lymphocytes (TILs), enabling FS118 to overcome compensatory upregulation of LAG-3 induced by PD-(L)1 blockade.

•

Fourth licensing option exercised by Merck KGaA, Darmstadt, Germany: Under the terms of the agreement, Merck KGaA, Darmstadt, Germany will be responsible for all future development and commercialization costs of the bispecific program and will pay future success-based milestones and royalties on any net sales resulting from programs covered by the agreement.

•

IP portfolio expansion with the issuance of U.S. patent further protecting FS118: United States Patent and Trademark Office (USPTO) has granted a patent protecting the composition of matter of FS118, F-star’s tetravalent bispecific antibody which blocks PD-L1 and LAG-3 receptors. U.S. Patent No. 11,214,620 is entitled “Binding Molecules Binding PD-L1 and LAG-3” and is expected to provide F-star with exclusivity for FS118 out to at least August 2038.

•	Participation in investor conferences: The management team participated in four investor conferences in the first quarter.

Anticipated 2022 Program Milestones:

•	A clinical efficacy readout of FS118 in PD-1 acquired resistance head and neck cancer patients who have failed checkpoint therapies.

•	Clinical update on FS222 Phase 1 trial.

•	Clinical update on the Phase 1 trial of FS120 and initiation of the combination with Merck’s pembrolizumab.

•	Clinical update of the dose-escalation study of SB 11285.

First-Quarter 2022 Financial Update

Cash Position

Cash and cash equivalents were $68.8 million as of March 31, 2022, compared to $78.5 million at December 31, 2021.

Research & Development Expense

Research & Development (R&D) expenses were $8.0 million for the quarter ended March 31, 2022, compared to $7.1 million for the corresponding quarter in 2021. This increase of $0.9 million in R&D expense is primarily due to increased CRO costs as more patients are enrolled in clinical studies, increased R&D staff related costs primarily to support clinical operations, offset by a reduction in manufacturing costs.

General & Administrative Expense

General & Administrative (G&A) expenses were $5.7 million for the quarter ended March 31, 2022, compared to $6.4 million for the first quarter 2021. The $0.7 million decrease is primarily due to a decrease in stock compensation expense, and legal and professional costs due to costs incurred in the comparative period for work in relation to the share exchange transaction with Spring Bank Pharmaceuticals. These decreases were offset by increases in facilities-related costs and information technology costs.

Net Loss Attributable to Common Shareholders

Net loss attributable to common shareholders was $12.1 million or $0.57 per share, for the quarter ended March 31, 2022, as compared to a net loss of $9.7 million or $1.07 per share for the quarter ended March 31, 2021.

Conference Call and Webcast

F-star will host a conference call today, May 10, 2022, at 9:00 a.m. EDT.

To access the call, participants may join via a live webcast on the Investors & News section of the F-star Therapeutics website, under Events and Presentations. To join by phone, participants may dial the following numbers at least 10 minutes prior to the start of the call:

Investor dial	1-877-704-4453
International investor dial	1-201-389-0920
Webcast	LINK
Conference ID	13728991

A replay of the conference call will be available for 90 days from the call and may be accessed in the Investor & News/Events and Presentations section of the F-star Therapeutics website.

About F-star Therapeutics, Inc.

F-star Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to developing next generation immunotherapies to transform the lives of patients with cancer. F-star is pioneering the use of tetravalent (2+2) bispecific antibodies to create a paradigm shift in cancer therapy. The Company has four second-generation immuno-oncology therapeutics in the clinic, each directed against some of the most promising IO targets in drug development, including LAG-3 and CD137. F-star’s proprietary antibody discovery platform is protected by an extensive intellectual property estate. F-star has over 500 granted patents and pending patent applications relating to its platform technology and product pipeline. The Company has attracted multiple partnerships with biopharma targeting significant unmet needs across several disease areas, including oncology, immunology, and CNS.

For more information visit our website and follow us on LinkedIn and Twitter.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. F-star undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” or the negative of these terms or other comparable terminology, which are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, the cash balances of F-star, the ability of F-star to remain listed on the Nasdaq Capital Market, F-star’s status as a clinical stage immuno-oncology company and its need for substantial additional funding in order to complete the development and commercialization of its product candidates, that F-star may experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates, that F-star’s clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates, that preclinical drug development is uncertain, and some of F-star’s product candidates may never advance to clinical trials, that results of preclinical studies and early stage clinical trials may not be predictive of the results of later stage clinical trials, that F-star relies on patents and other intellectual property rights to protect its product candidates, and the enforcement, defense and maintenance of such rights may be challenging and costly, and that F-star faces significant competition in its drug discovery and development efforts.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in F-star’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission. Forward-looking statements included in this communication are based on information available to F-star as of the date of this communication. F-star does not assume any obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, please contact:

For investor inquiries:

John Fraunces

Managing Director, LifeSci Advisors, LLC

+1 917-355-2395

jfraunces@lifesciadvisors.com

For media inquiries:

Helen Shik

Shik Communications LLC

+1 617-510-4373

helen@shikcommunications.com

F-star Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2022	December 31, 2021
Cash and cash equivalents	$68,801	$78,549
Prepaid and other current assets	8,485	6,190
Other assets	37,420	38,282

Total assets	$114,706	$123,021

Accounts payable and other current liabilities	$12,653	$12,135
Other liabilities	13,889	14,029

Total liabilities	26,542	26,164

Total stockholders’ equity	88,164	96,857

Total liabilities and stockholders’ equity	$114,706	$123,021

F-star Therapeutics, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2022	2021
License revenue	$2,551	$2,917
Operating expenses:
Research and development	8,037	7,132
General and administrative	5,702	6,429

Total operating expenses	13,739	13,561

Loss from operations	(11,188)	(10,644)
Other non-operating (expense) income:
Interest expense	(308)	(87)
Change in fair value of contingent value rights	(58)	0
Other (expense) income	(533)	1,105

Total other non-operating (expense) income	(899)	1,018

Loss before income taxes	(12,087)	(9,626)

Income tax expense	—	(108)

Net loss	(12,087)	(9,734)

Basic and diluted adjusted net loss per common share	$(0.57)	$(1.07)

Weighted-average number of shares outstanding, basic and diluted	21,083,473	9,100,273